Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Fourth Quarter and Full Year 2013 Results

Fourth quarter 2013 net income(1) per diluted share was $1.47, operating EPS up 9 percent to $1.87

Full year 2013 net income(1) per diluted share was $6.46, operating EPS up 26 percent to $7.05

Fourth quarter 2013 return on equity excluding AOCI was 17.2 percent, operating ROE increased 350 bps to a record 19.7 percent

Operating earnings from Advice & Wealth Management and Asset Management were up 37 percent in the fourth quarter and 31 percent for the year

MINNEAPOLIS – February 4, 2014 – Ameriprise Financial, Inc. (NYSE: AMP) today reported fourth quarter 2013 net income(1) of $298 million, or $1.47 per diluted share. Operating earnings were $378 million, up 3 percent from a year ago, with operating earnings per diluted share up 9 percent to $1.87.

Operating net revenues increased 8 percent to $2.8 billion, driven by strong fee-based business growth from client net inflows and increased client activity, as well as market appreciation, which more than offset the pressure from continued low interest rates. Excluding the impact of continued low interest rates, operating net revenues grew 10 percent compared to a year ago.

Operating expenses increased 7 percent to $2.3 billion reflecting increased volume-related distribution expense, as well as higher expense associated with the early retirement of debt. General and administrative expenses increased 1 percent compared to a year ago reflecting the company’s ongoing expense discipline.

On a full-year basis, the company generated strong operating earnings and revenue growth, driven by solid business fundamentals, including record wrap net inflows, increased client activity, as well as strong equity markets. Compared to 2012, operating net revenues grew 7 percent to $10.9 billion, operating earnings grew 17 percent to $1.5 billion, and operating earnings per diluted share increased 26 percent to $7.05.  At year end, total assets under management and administration were a record $771 billion.

In the quarter, segment pretax operating earnings from Advice & Wealth Management and Asset Management were $356 million, up 37 percent from the year-ago period. For the full year, operating earnings from these businesses were $1.3 billion, up 31 percent from the prior year. In the quarter, these two businesses represented 57 percent of segment pretax operating earnings(2).

In the quarter, the company returned $475 million to shareholders through share repurchases and dividends. For the full year, $1.9 billion was returned to shareholders.

“We had a very good quarter, and a terrific year,” said Jim Cracchiolo, chairman and chief executive officer. “Our advisory and asset management businesses are leading our growth. Overall, assets are up significantly across the firm and we have particular strength in our Advice & Wealth Management business, with robust client net inflows and good growth in advisor productivity.”

“With the strong performance of the business and our high-quality balance sheet, we returned 130 percent of our 2013 operating earnings to shareholders and delivered record operating return on equity of 19.7 percent.”

(1)       Net income represents net income from continuing operations attributable to Ameriprise Financial.

(2)       Excludes Corporate & Other segment.

Ameriprise Financial, Inc.

Fourth Quarter and Full Year Summary

(in millions, except per share amounts,	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
unaudited)	2013	2012	(Worse)	2013	2012	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$298	$388	(23)%	$1,337	$1,031	30%
Adjustments, net of tax (1) (see reconciliation on p. 11)	80	(21)		123	214
Operating earnings	$378	$367	3%	$1,460	$1,245	17%

Earnings Per Diluted Share
Income from continuing operations	$1.47	$1.80	(18)%	$6.46	$4.63	40%
Adjustments, net of tax (1) (see reconciliation on p. 11)	0.40	(0.09)		0.59	0.96
Operating earnings	$1.87	$1.71	9%	$7.05	$5.59	26%
Weighted average common shares outstanding:
Basic	198.3	210.8		203.2	218.7
Diluted	202.3	215.1		207.1	222.8

(1)   After-tax is calculated using the statutory tax rate of 35%.

The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed benefits net of hedges and related deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and income or loss from discontinued operations.

Overall, results in the quarter were strong and included $11 million, or $0.05 per diluted share, of favorable impacts from the market impact on DAC and DSIC and a $12 million, or $0.06 per diluted share, expense associated with the early retirement of debt. In addition, other items are discussed in more detail in the segment commentary, including a favorable item in variable annuities that was largely offset by reserve strengthening for auto and home.

Taxes

The fourth quarter 2013 operating effective tax rate was 27.2 percent compared to 17.2 percent a year ago. The year ago quarter included a $16 million benefit from prior period adjustments. For 2013, the full year operating effective tax rate was 27.7 percent. The company estimates that its full year 2014 operating effective tax rate will be in the 28 to 30 percent range.

Fourth Quarter 2013 Business Highlights

•                  Total assets under management and administration grew 13 percent from a year ago to $771 billion driven by Ameriprise advisor client net inflows and market appreciation.

•                  Ameriprise advisor client assets grew 16 percent to a record $409 billion and total wrap assets increased 23 percent to $154 billion. Wrap net inflows in the quarter remained strong at $2.8 billion.

•                  Advisor productivity continues to improve; operating net revenue per advisor, excluding results from former banking operations, grew 14 percent to $116,000 for the quarter.

•                  Experienced advisor recruiting remained strong, with 80 experienced advisors moving their practices to Ameriprise during the quarter and the recruiting pipeline remains solid.

•                  Asset Management segment AUM increased 10 percent to $501 billion, including $5.5 billion of net inflows in the quarter.

•                  At year-end, the number of four- and five-star funds from Columbia Management increased to 54, while Threadneedle had 63 four- and five-star funds.

•                  The introduction of additional fund options for variable annuity policyholders was well received, resulting in strong client asset transfers into the managed volatility Portfolio Stabilizer series of funds.

•                  Excess capital was nearly $2 billion after repurchasing 3.5 million shares of common stock in the quarter for $371 million and paying $104 million in quarterly dividends.  The company also holds $500 million of additional capital above required levels for variable annuity products.

•                  The company redeemed $350 million face amount of senior notes due in 2015.

•                  In Forrester Research’s 2014 Customer Experience Index Report, Ameriprise ranked as #1 for customer experience in the Investment firm category.

•                  For the second consecutive year, Ameriprise Financial was recognized as one of America’s most civic-minded companies through the Civic 50 award.

Segment Summaries

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)	2013	2012	(Worse)
Advice & Wealth Management
Net revenues	$1,127	$1,005	12%	$4,295	$3,873	11%
Expenses	965	886	(9)	3,697	3,430	(8)
Pretax operating earnings	$162	$119	36	$598	$443	35
Pretax operating margin	14.4%	11.8%		13.9%	11.4%

Operating results from former banking operations:
Net revenues	$—	$12	NM	$—	$111	NM
General and administrative expense	—	12	NM	—	62	NM
Pretax operating earnings	$—	$—	NM	$—	$49	NM

	Quarter Ended December 31,		% Better/
	2013	2012	(Worse)
Retail client assets (billions)	$409	$353	16%
Mutual fund wrap net flows (billions)	$2.8	$2.1	38%
Operating net revenue per branded advisor, excluding former banking operations (thousands)	$116	$102	14%

NM  Not Meaningful — variance of greater than 100%

Advice & Wealth Management pretax operating earnings increased 36 percent to $162 million, reflecting robust revenue growth and expense controls. Full year operating earnings increased 35 percent to $598 million. Excluding results from former banking operations, full year operating earnings increased 52 percent.

Margin expansion continued throughout 2013 primarily from improved advisor productivity, the addition of experienced advisors and market appreciation. Fourth quarter 2013 pretax operating margin was 14.4 percent compared to 11.8 percent a year ago and 14.2 percent sequentially. Fourth quarter pretax operating margin included a year-over-year negative impact of approximately 100 basis points from continued low interest rates. Full year pretax operating margin was 13.9 percent, up from 11.4 percent for 2012.

Operating net revenues grew 12 percent to $1.1 billion driven by asset growth in fee-based accounts from client inflows and improved client activity, as well as market appreciation.

Operating expenses increased 9 percent to $965 million as business growth resulted in higher distribution expenses. General and administrative expenses declined 1 percent, demonstrating ongoing expense discipline and the impact of ceasing certain banking operations in 2012.

Total retail client assets grew 16 percent to $409 billion driven by client net inflows, client acquisition and market appreciation. Wrap net inflows increased 38 percent to $2.8 billion, and brokerage cash balances increased to $19.6 billion. The combination of asset growth and strong client activity drove a 14 percent increase in operating net revenue per advisor, excluding results from former banking operations.

Ameriprise Financial, Inc.
Asset Management Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)	2013	2012	(Worse)
Asset Management
Net revenues	$824	$740	11%	$3,169	$2,891	10%
Expenses	630	599	(5)	2,454	2,334	(5)
Pretax operating earnings	$194	$141	38	$715	$557	28
Adjusted net pretax operating margin	40.2%	33.6%		37.8%	34.6%

	Quarter Ended December 31,		% Better/
	2013	2012	(Worse)
Total segment AUM(1) (billions)	$501	$455	10%
Columbia Management AUM	$357	$330	8%
Threadneedle AUM	$147	$128	15%

Total segment net flows (billions)	$5.5	$(3.9)	NM
Retail net flows	$4.5	$(0.0)	NM
Institutional net flows	$0.8	$(3.3)	NM
Alternative net flows	$0.2	$(0.6)	NM

(1)   Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s Fourth Quarter 2013 Statistical Supplement available at ir.ameriprise.com.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings increased 38 percent to $194 million driven by equity market appreciation, performance fees at Threadneedle and continued expense management, partially offset by the cumulative impact of net outflows. Full year operating earnings increased 28 percent to $715 million.

Asset Management margins continue to be strong. In the fourth quarter, adjusted net pretax operating margin was 40.2 percent compared to 33.6 percent a year ago and 40.0 percent in the prior quarter. Full year 2013 adjusted net pretax operating margin was 37.8 percent compared to 34.6 percent for full year 2012.

Operating net revenues grew 11 percent to $824 million, primarily driven by asset growth from market appreciation, performance fees at Threadneedle, as well as a shift to higher fee retail assets at Threadneedle, partially offset by the impact of net outflows.

Operating expenses increased 5 percent to $630 million, reflecting higher distribution expenses from market growth. Overall, expenses remained well controlled, with general and administrative expenses increasing 3 percent, primarily from performance based compensation.

Assets under management grew 10 percent to $501 billion, reflecting market appreciation and $5.5 billion of net inflows in the quarter. Retail net inflows of $4.5 billion reflected strong inflows at Threadneedle while Columbia benefitted from a higher level of reinvested dividends. Institutional flows reflected good traction in third-party mandates that offset continued outflows from former parent company influenced mandates and former parent company affiliated distribution.

Ameriprise Financial, Inc.
Annuities Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)	2013	2012	(Worse)
Annuities
Net revenues	$658	$636	3%	$2,583	$2,524	2%
Expenses	471	465	(1)	1,897	1,957	3
Pretax operating earnings	$187	$171	9	$686	$567	21

VA pretax operating earnings	$156	$129	21%	$532	$376	41%
FA pretax operating earnings	31	42	(26)	154	191	(19)
Total pretax operating earnings	$187	$171	9	$686	$567	21

	Quarter Ended December 31,		% Better/
	2013	2012	(Worse)
Items included in operating earnings:
Market impact on DAC and DSIC (mean reversion)	$16	$2	NM
Impact of variable annuity product changes	26	—	NM
Variable annuity liability model revision	—	43	NM
Total annuities impact	$42	$45	(7)%

Variable annuity ending account balances (billions)	$75.5	$68.1	11%
Variable annuity net flows (millions)	$(275)	$(214)	(29)%
Fixed annuity ending account balances (billions)	$13.3	$13.8	(4)%
Fixed annuity net flows (millions)	$(292)	$(303)	4%

NM  Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings in the quarter increased 9 percent to $187 million compared to $171 million a year ago, reflecting new business growth and market appreciation, partially offset by fixed annuity spread compression.

During the quarter, the company added managed volatility fund options (Portfolio Stabilizer) for its in-force variable annuities with living benefit guarantees. These additional investment options have been well received by policyholders, with sizable asset movement into the managed volatility funds. The resulting earnings benefit in the quarter was $26 million and the asset shifts further enhance the product risk profile.

Variable annuity operating earnings increased 21 percent to $156 million as equity market appreciation and the beneficial client behavior offset higher distribution expenses from business growth and market appreciation. Fixed annuity operating earnings declined 26 percent to $31 million, primarily reflecting $12 million of continued spread compression from low interest rates.

Variable annuity account balances grew 11 percent to $75.5 billion. Asset growth was driven by market appreciation, partially offset by net outflows primarily from a closed block of variable annuities sold through third party channels. Variable annuity cash sales increased 3 percent from a year ago. Fixed annuity account balances declined 4 percent to $13.3 billion due to ongoing net outflows from low client demand given the interest rate environment.

Ameriprise Financial, Inc.
 Protection Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)	2013	2012	(Worse)
Protection
Net revenues	$565	$542	4%	$2,190	$2,088	5%
Expenses	483	449	(8)	1,825	1,690	(8)
Pretax operating earnings	$82	$93	(12)	$365	$398	(8)

	Quarter Ended December 31,		% Better/
	2013	2012	(Worse)
Items included in operating earnings:
Market impact on DAC (mean reversion)	$1	$—	NM
Auto and home reserves	(20)	—	NM
Superstorm Sandy losses	—	(20)	NM
Total protection impact	$(19)	$(20)	5%

Life insurance in force (billions)	$194	$191	1%
VUL/UL ending account balances (billions)	$10.9	$9.9	11%
Auto & home policies in force (thousands)	838	756	11%

NM  Not Meaningful — variance of greater than 100%

Protection pretax operating earnings declined 12 percent to $82 million, primarily from increased reserves for auto policies and higher claim levels in life and health. Overall life and health claims experience continued to perform well and was within expectations, albeit at a higher level than a year ago. Based on auto liability claims development, the company increased reserves by $20 million.

VUL/UL account balances grew 11 percent, driven by strong 16 percent growth in life insurance cash sales for the year and market appreciation.

Auto and home premium growth remained steady, up 10 percent compared to a year ago.

Ameriprise Financial, Inc.
 Corporate & Other Segment Operating Results

	Quarter Ended December 31,		% Better/	Year Ended December 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)	2013	2012	(Worse)
Corporate & Other
Net revenues	$1	$—	NM	$(11)	$20	NM
Expenses	107	81	(32)%	334	290	(15)%
Pretax operating loss	$(106)	$(81)	(31)	$(345)	$(270)	(28)

	Quarter Ended December 31,		% Better/
	2013	2012	(Worse)
Items included in operating earnings:
Debt retirement expense	$(19)	$—	NM
Settlement with a third-party service provider	—	15	NM

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $106 million for the quarter compared to an $81 million loss a year ago. The current quarter included a $19 million make whole expense associated with the retirement of debt that will benefit earnings in future periods.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner

Ameriprise Financial

(612) 671-4676

chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future since 1894. With outstanding asset management, advisory and insurance capabilities and a nationwide network of 10,000 financial advisors, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement in this news release that the company expects its full-year 2014 operating effective tax rate to be in the 28 to 30 percent range.

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                 the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives  the company has completed, is pursuing or may pursue in the future, which may be impacted by  the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2012 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Annual Report on Form 10-K for the year ended December 31, 2013. For information about Ameriprise Financial entities, please refer to the Fourth Quarter 2013 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended December 31,		Per Diluted Share Quarter Ended December 31,
(in millions, except per share amounts, unaudited)	2013	2012	2013	2012
Net income attributable to Ameriprise Financial	$296	$389	$1.46	$1.81
Less: Income (loss) from discontinued operations, net of tax	(2)	1	(0.01)	0.01
Net income from continuing operations attributable to Ameriprise Financial	298	388	1.47	1.80
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	68	30	0.34	0.14
Add: Market impact on indexed universal life benefits, net of tax(1)	5	—	0.03	—
Add: Integration/restructuring charges, net of tax(1)	7	3	0.03	0.02
Add: Net realized (gains) losses, net of tax(1)	—	(54)	—	(0.25)
Operating earnings	$378	$367	$1.87	$1.71
Weighted average common shares outstanding:
Basic	198.3	210.8
Diluted	202.3	215.1

(1)   Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Year Ended December 31,		Per Diluted Share Year Ended December 31,
(in millions, except per share amounts, unaudited)	2013	2012	2013	2012
Net income attributable to Ameriprise Financial	$1,334	$1,029	$6.44	$4.62
Less: Loss from discontinued operations, net of tax	(3)	(2)	(0.02)	(0.01)
Net income from continuing operations attributable to Ameriprise Financial	1,337	1,031	6.46	4.63
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	111	173	0.53	0.77
Add: Market impact on indexed universal life benefits, net of tax(1)	8	—	0.04	—
Add: Integration/restructuring charges, net of tax(1)	9	46	0.04	0.21
Add: Net realized (gains) losses, net of tax(1)	(5)	(5)	(0.02)	(0.02)
Operating earnings	$1,460	$1,245	$7.05	$5.59
Weighted average common shares outstanding:
Basic	203.2	218.7
Diluted	207.1	222.8

(1)   Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended December 31,			Year Ended December 31,
(in millions, unaudited)	2013	2012		2013	2012
Total net revenues	$2,946	$2,674		$11,199	$10,217
Less: CIEs revenue	137	(9)		345	71
Less: Net realized gains (losses)	—	82		7	7
Less: Market impact on indexed universal life benefits	(7)	—		(10)	—
Less: Integration/restructuring charges	—	4		—	(4)
Operating total net revenues	2,816	2,597	(1)	$10,857	$10,143	(1)
Less: Impact of continued low interest rates	(38)	—
Operating total net revenues excluding impact of continued low interest rates	$2,854	$2,597	(1)

(1) Former banking operations contributed $12 million to the fourth quarter 2012 and $111 million to the full year 2012 operating total net revenues.

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended December 31,			Year Ended December 31,
(in millions, unaudited)	2013	2012		2013	2012
Total expenses	$2,467	$2,256		$9,229	$8,979
Less: CIEs expenses	53	48		204	199
Less: Market impact on variable annuity guaranteed benefits	104	45		170	265
Less: Market impact on indexed universal life benefits	2	—		3	—
Less: Integration/restructuring charges	11	9		14	67
Operating expenses	$2,297	$2,154	(1)	$8,838	$8,448	(1)

(1) Former banking operations contributed $12 million to the fourth quarter 2012 and $62 million to the full year 2012 operating expenses.

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2013	2012	2013	2012
Operating total net revenues	$2,816	$2,597	$10,857	$10,143
Operating expenses	2,297	2,154	8,838	8,448
Pretax operating earnings	$519	$443	$2,019	$1,695

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended December 31,
(in millions, unaudited)	2013	2012
General and administrative expense	$764	$746
Less: CIEs expenses	15	6
Less: Integration/restructuring charges	11	9
Operating general and administrative expense	$738	$731

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended December 31, 2013
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$479	$519
Less: Pretax income attributable to noncontrolling interests	84	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$395	$519
Income tax provision from continuing operations	$97	$141
Effective tax rate	20.5%	27.2%
Effective tax rate excluding noncontrolling interests	24.8%	27.2%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended December 31, 2012
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$418	$443
Less: Pretax loss attributable to noncontrolling interests	(57)	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$475	$443
Income tax provision from continuing operations	$87	$76
Effective tax rate	20.8%	17.2%
Effective tax rate excluding noncontrolling interests	18.3%	17.2%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Year Ended December 31, 2013
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$1,970	$2,019
Less: Pretax income attributable to noncontrolling interests	141	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$1,829	$2,019
Income tax provision from continuing operations	$492	$559
Effective tax rate	25.0%	27.7%
Effective tax rate excluding noncontrolling interests	26.9%	27.7%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended
(in millions, unaudited)	December 31, 2013	December 31, 2012	September 30, 2013
Operating total net revenues	$824	$740	$777
Less: Distribution pass through revenues	229	209	224
Less: Subadvisory and other pass through revenues	100	103	96
Adjusted operating revenues	$495	$428	$457

Pretax operating earnings	$194	$141	$178
Less: Operating net investment income	4	7	5
Add: Amortization of intangibles	9	10	10
Adjusted operating earnings	$199	$144	$183

Adjusted net pretax operating margin	40.2%	33.6%	40.0%

Ameriprise Financial, Inc.
Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Year Ended December 31,
(in millions, unaudited)	2013	2012
Operating total net revenues	$3,169	$2,891
Less: Distribution pass through revenues	892	822
Less: Subadvisory and other pass through revenues	430	399
Adjusted operating revenues	$1,847	$1,670

Pretax operating earnings	$715	$557
Less: Operating net investment income	54	19
Add: Amortization of intangibles	38	40
Adjusted operating earnings	$699	$578

Adjusted net pretax operating margin	37.8%	34.6%

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended December 31,
(in millions, unaudited)	2013	2012
Net income attributable to Ameriprise Financial	$1,334	$1,029
Less: Loss from discontinued operations, net of tax	(3)	(2)
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,337	1,031
Less: Adjustments (1)	(123)	(214)
Operating earnings	$1,460	$1,245

Total Ameriprise Financial, Inc. shareholders’ equity	$8,582	$9,071
Less: Accumulated other comprehensive income, net of tax	821	1,001
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	7,761	8,070
Less: Equity impacts attributable to the consolidated investment entities	333	397
Operating equity	$7,428	$7,673

Return on equity, excluding AOCI	17.2%	12.8%
Operating return on equity, excluding AOCI (2)	19.7%	16.2%

(1)   Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed benefits net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and integration/restructuring charges.  After-tax is calculated using the statutory tax rate of 35%.

(2)   Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended December 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Revenues
Management and financial advice fees	$1,397	$1,217	15%
Distribution fees	448	427	5
Net investment income	458	503	(9)
Premiums	333	311	7
Other revenues	317	226	40
Total revenues	2,953	2,684	10
Banking and deposit interest expense	7	10	30
Total net revenues	2,946	2,674	10
Expenses
Distribution expenses	793	702	(13)
Interest credited to fixed accounts	206	209	1
Benefits, claims, losses and settlement expenses	563	443	(27)
Amortization of deferred acquisition costs	54	89	39
Interest and debt expense	87	67	(30)
General and administrative expense	764	746	(2)
Total expenses	2,467	2,256	(9)
Income from continuing operations before income tax provision	479	418	15
Income tax provision	97	87	(11)
Income from continuing operations	382	331	15
Income (loss) from discontinued operations, net of tax	(2)	1	NM
Net income	380	332	14
Less: Net income (loss) attributable to noncontrolling interests	84	(57)	NM
Net income attributable to Ameriprise Financial	$296	$389	(24)

NM  Not Meaningful — variance of greater than 100%

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Year Ended December 31,		% Better/
(in millions, unaudited)	2013	2012	(Worse)
Revenues
Management and financial advice fees	$5,253	$4,692	12%
Distribution fees	1,771	1,616	10
Net investment income	1,889	1,933	(2)
Premiums	1,282	1,223	5
Other revenues	1,035	795	30
Total revenues	11,230	10,259	9
Banking and deposit interest expense	31	42	26
Total net revenues	11,199	10,217	10
Expenses
Distribution expenses	3,036	2,698	(13)
Interest credited to fixed accounts	806	831	3
Benefits, claims, losses and settlement expenses	1,954	1,899	(3)
Amortization of deferred acquisition costs	207	286	28
Interest and debt expense	281	276	(2)
General and administrative expense	2,945	2,989	1
Total expenses	9,229	8,979	(3)
Income from continuing operations before income tax provision	1,970	1,238	59
Income tax provision	492	335	(47)
Income from continuing operations	1,478	903	64
Loss from discontinued operations, net of tax	(3)	(2)	(50)
Net income	1,475	901	64
Less: Net income (loss) attributable to noncontrolling interests	141	(128)	NM
Net income attributable to Ameriprise Financial	$1,334	$1,029	30

NM  Not Meaningful — variance of greater than 100%